Exhibit 99.1

David J. Dickson
972-281-1481
ddickson@kcc.com

KIMBERLY-CLARK ANNOUNCES THIRD QUARTER 2008 RESULTS

Net Sales Rose More Than 8 Percent to $5.0 Billion, With Increases in Each Business Segment

GAAP-Basis EPS Were $0.99 vs. $1.04 in 2007; Adjusted EPS Decreased 5 Percent to $1.02, in Line With Previous Guidance for the Quarter

 Cash Provided By Operations Increased 13 Percent on Improved Working Capital Performance

Company Updates 2008 Earnings Guidance to Reflect Near-Term Impact of Recent Declines in Key Foreign Currency Exchange Rates

DALLAS, October 22, 2008—Kimberly-Clark Corporation (NYSE: KMB) today reported that net sales in the third quarter of 2008 advanced 8.2 percent to $5.0 billion.  Sales were higher in all four of the company’s business segments, highlighted by continued strong performance in Personal Care and K-C Professional & Other and double-digit sales growth in developing and emerging markets.  Organic sales growth totaled almost 6 percent, driven by improvements in net selling prices and product mix of about 4 percent and 2 percent, respectively, while sales volumes declined less than 1 percent.  Changes in currency exchange rates benefited sales by less than 3 percent.
Diluted net income per share in the third quarter of 2008 was $0.99 compared with $1.04 in the prior year.  Adjusted earnings for the quarter were $1.02 per share versus $1.07 per share in 2007 and in line with the company’s previous guidance range of $.98 to $1.03 per share.  The top-line growth, along with cost savings, higher net income from equity affiliates and a lower share count, contributed positively to the current quarter’s results; however, earnings were negatively impacted by inflation in commodity costs totaling approximately $250 million.  Meanwhile, the company continued to step up its investment in strategic marketing, increasing spending by $25 million compared with the third quarter of last year.
Adjusted earnings exclude charges for strategic cost reductions to streamline the company’s operations in both years, and certain incremental implementation costs related to the strategic cost reduction plan and the gain on a litigation settlement in 2007.  Further information about these adjustments, along with the company’s rationale for reporting adjusted earnings and other non-GAAP financial measures is provided later in this news release.
Chairman and Chief Executive Officer Thomas J. Falk said, “Our third quarter results show that our focus on improving revenue realization is beginning to pay off, with higher prices and better product mix.  While this strategy has dampened volume growth more than we anticipated in the near-term, I am confident we are doing the right things to strengthen our competitive position and improve our

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profitability over the long haul.  I am also proud of the accomplishments of K-C teams around the world who are striving to overcome the most challenging cost hurdle the company has ever faced.  Finally, I am pleased by the continued strength of our cash flow and our balance sheet, particularly in light of recent developments impacting global financial markets.”
Review of third quarter sales by business segment
Sales of personal care products were 11.7 percent greater than in the third quarter of 2007.  Sales volumes and net selling prices both increased about 4 percent, product mix improved more than 1 percent and currency effects added approximately 3 percent to sales.
Personal care sales in North America improved about 7 percent versus the year-ago quarter, reflecting higher net selling prices of 4 percent, along with sales volume growth and favorable product mix of more than 1 percent each.  Price increases were implemented for Depend and Poise incontinence and Kotex feminine care products in the second quarter and for Huggies diapers and Pull-Ups training pants in both the first and third quarters.  Sales volumes for Huggies diapers were up slightly, while volumes for the company’s child care, feminine care and incontinence care brands were down low single-digits.  Meanwhile, sales volumes rose at a double-digit rate for Huggies baby wipes.
In Europe, personal care sales rose approximately 2 percent in the quarter.  Favorable currency effects increased sales by 9 percent, while net selling prices overall were unchanged.  Sales volumes decreased  nearly 8 percent, driven primarily by lower sales of Huggies diapers in the company’s four core markets of the U.K., France, Italy and Spain, where promotional activity remained intense.
In developing and emerging markets, personal care sales climbed almost 20 percent, as the company continued to benefit from strong product and customer programs in rapidly growing markets.  Sales volumes increased by more than 9 percent, while net selling prices improved about 4 percent and product mix was better by more than 2 percent.  Stronger foreign currencies positively impacted sales comparisons by more than 4 percent.  The growth in sales volumes was broad-based, with particular strength throughout Latin America and in South Korea, Russia, Turkey and Vietnam.
Sales of consumer tissue products advanced 5.0 percent in the third quarter.  Although overall sales volumes decreased 7 percent versus the prior year, net selling prices and product mix improved by 7 percent and 2 percent, respectively, and favorable currency exchange rates benefited sales by 3 percent.
In North America, sales of consumer tissue products decreased 2 percent in the third quarter, as an increase in net selling prices of about 6 percent and improved product mix of 1 percent were more than offset by a 9 percent decline in sales volumes.  The improvement in net selling prices was primarily attributable to price increases for bathroom tissue and paper towels implemented during the first and third quarters in the U.S.  List prices for facial tissue were raised late in the third quarter.  Sales volumes were down mid-single digits in bathroom tissue and facial tissue and double-digits in paper towels, primarily as a result of the company’s focus on improving revenue realization.  A portion of the overall volume

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decline is also due to the company’s decision in late 2007 to shed certain low-margin private label business.  Although branded bathroom tissue volumes declined, revenue growth was solid, with particular strength in the mainline Scott 1000 and super premium Cottonelle Ultra brands.  Meanwhile, sales of Viva and Scott paper towels have been impacted by high levels of competitive spending and a shift in the category toward lower-priced, private label products.
In Europe, consumer tissue sales increased about 7 percent compared with the third quarter of 2007.  Currency exchange rates strengthened by an average of more than 6 percent, accounting for virtually all of the increase.  Sales volumes were down approximately 4 percent, due mainly to lower sales of Andrex and Scottex bathroom tissue and Kleenex facial tissue in response to higher prices and a slowdown in category sales, particularly in the U.K.  Net selling prices improved 4 percent, reflecting list price increases across multiple markets, partially offset by competitive promotional activity, while product mix also was better by 1 percent.
Consumer tissue sales in developing and emerging markets rose approximately 18 percent.  Net selling prices and product mix increased 12 percent and 4 percent, respectively, as the company has raised prices in response to higher raw materials costs and improved mix with more differentiated, value-added products.  Currency gains also benefited sales by nearly 5 percent.  Although sales volumes grew in a number of key markets, including Australia, Russia, Israel and Brazil, volumes declined about 3 percent overall, mainly as a result of the company’s strategies to drive price and mix.
Sales of K-C Professional (KCP) & other products went up 8.0 percent from the year-ago quarter.  Net selling prices and product mix improved by 4 percent and 2 percent, respectively, while sales volumes were approximately 1 percent below prior year levels.  Changes in foreign currency rates increased sales by about 3 percent.  Globally, KCP continued to generate double-digit growth in sales of higher-margin workplace and safety products.  In North America, improvements of 3 percent in both price and mix were partially offset by a 4 percent reduction in sales volumes.  Sales volumes softened somewhat as a result of slowing economic growth in combination with the company’s strategies to raise prices and enhance the mix of products sold and in comparison to strong growth in the year-ago quarter.  In Europe, KCP achieved 20-plus percent sales growth, as innovative product offerings contributed to a 10 percent rise in sales volumes, net selling prices were about 2 percent higher and favorable currency effects added 9 percent to sales.  Across developing and emerging markets, sales were up 16 percent on sales volume gains of 2 percent, net selling price/mix improvements of 10 percent and currency benefits of 4 percent.
Sales of health care products increased 3.7 percent in the third quarter, with 5 percent growth in sales volumes and a 1 percent lift from currency exchange rates, partially offset by a 2 percent decline in net selling prices.  The improvement in sales volumes was paced by double-digit growth in exam gloves, while overall sales volumes for both surgical supplies and medical devices were up at a mid-single digit

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rate.  The price decline was mainly attributable to competitive conditions affecting surgical supplies in North America and Europe.
Other third quarter operating results
Operating profit was $610 million in the third quarter of 2008, compared with $683 million in 2007.  Excluding net charges for the company’s strategic cost reduction plan in both years and related implementation costs and the gain on a litigation settlement in 2007, adjusted operating profit for the quarter decreased 9 percent to $626 million from $691 million in the prior year.  The decrease was driven by significant inflation in key manufacturing cost inputs which, combined with the increase in strategic marketing spending, exceeded the benefits from top-line growth and cost savings.  Cost inflation for the quarter totaled $250 million, an all-time high, consisting of approximately $110 million for raw materials other than fiber, primarily polymer resins and other oil-based materials, more than $60 million in fiber costs, nearly $50 million of energy costs and about $30 million in distribution costs.  Cost savings in the quarter from the company’s FORCE (Focused On Reducing Costs Everywhere) program and strategic cost reduction plan totaled $19 million and $28 million, respectively.
The company’s effective tax rate in the third quarter was 28.1 percent in 2008 and 27.6 percent in 2007.  Excluding the effects of charges for the company’s strategic cost reduction plan in both years, as well as related implementation costs, the gain on a litigation settlement and net effects from synthetic fuel partnerships in 2007, the adjusted effective tax rate for the quarter was 28.2 percent in 2008, up slightly compared with 27.6 in 2007, as expected.  Synthetic fuel partnership activities provided a net benefit of $1 million in the third quarter of 2007.  Synthetic fuel produced by the partnerships was eligible for tax credits through the end of 2007, at which time the law giving rise to the tax benefits expired.  The partnerships will be dissolved during 2008 at no cost to the company.  Reconciliations of the above effective tax rate calculations are provided in a separate section of this news release.
Kimberly-Clark’s share of net income of equity companies in the third quarter increased to about $53 million from approximately $39 million in 2007, primarily as a result of higher net income at Kimberly-Clark de Mexico, S.A.B. de C.V. (KCM).  Results at KCM were boosted by double-digit growth in sales and a favorable income tax settlement, partially offset by cost inflation and currency losses incurred on approximately $300 million of U.S. dollar-denominated debt.  The benefit to Kimberly-Clark in the current quarter from KCM’s tax settlement was equivalent to 3 cents per share, while the negative impact of the currency losses amounted to 1 cent per share.
Minority owners’ share of subsidiaries’ net income was approximately $34 million in the third quarter of 2008 compared with about $25 million in the prior year.  The increase was due mainly to minority owners’ share of increased earnings at majority-owned subsidiaries in Latin America and the Middle East and higher returns payable on the redeemable preferred securities issued by the company’s consolidated financing subsidiary.

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Update on cost savings programs
The company’s strategic cost reduction plan is part of a comprehensive, multi-year effort announced in July 2005 to further improve Kimberly-Clark’s competitive position.  The plan calls for streamlining manufacturing and administrative operations primarily in North America and Europe, with expected annual savings of at least $350 million by 2009.  During the third quarter, the most significant activities involved consolidating infant and child care operations in North America, improving the cost structure in Health Care and streamlining administrative operations in North America and Europe.
The plan will be completed by the end of this year.  Employees at all 23 facilities slated for sale, closure or streamlining as part of the cost reduction plan have been notified about workforce reductions and other actions.  To date, pretax charges of $875 million (about $610 million after tax) have been incurred compared with expected cumulative charges for implementing the plan of $880 to $900 million ($610 to $620 million after tax).
Through the first nine months of 2008, pretax savings of $94 million have been realized, bringing the cumulative total to approximately $320 million since the plan’s inception.
Regarding the company’s ongoing FORCE program, year-to-date savings of $43 million are below anticipated levels, primarily as a result of higher-than-expected manufacturing costs in the second and third quarters.
With combined strategic cost reduction and FORCE savings of $137 million for the year-to-date, it is possible the full year total may not reach the company’s target for savings of $200 to $250 million in 2008 from the two programs.
Cash flow and balance sheet
Cash provided by operations in the third quarter increased 13 percent to $641 million from $568 million in 2007, as improved working capital performance compared with the year-ago quarter more than offset a decrease in cash earnings.  Capital spending for the quarter was $219 million in 2008 compared with $233 million in the prior year.  Through nine months, capital spending of $652 million is in line with the company’s plan to spend $850 to $950 million this year.  During the third quarter, the company repurchased approximately 2.2 million shares of its common stock at a cost of $130 million, bringing year-to-date repurchases to about 8.7 million shares at a cost of $550 million.  To be prudent in the current environment, the company has reduced its full year target for share repurchases to $600 to $650 million from its previous range of $700 to $800 million.
At September 30, 2008, total debt and redeemable preferred securities was $7.3 billion compared with $7.4 billion at June 30, 2008 and $6.5 billion at the end of 2007.
Year-to-date results
     For the first nine months of 2008, sales of $14.8 billion rose 9.7 percent from $13.5 billion in the prior year.  Sales volumes increased about 2 percent, net selling prices were higher by more than 3 percent and

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product mix was favorable by 1 percent, resulting in organic sales growth of 6 percent, while favorable currency effects added approximately 4 percent to sales.  Year-to-date operating profit of $1,924 million included charges of about $54 million for strategic cost reductions.  Adjusted operating profit was $1,978 million, down approximately 3 percent from $2,038 million in 2007.  The benefits of top-line growth, along with cost savings of $137 million, were more than offset by inflation in key cost components totaling approximately $590 million, an increase in strategic marketing spending of more than $70 million and higher levels of selling and administrative expenses, mainly to support growth in developing and emerging markets.  Through nine months, diluted net income per share in 2008 was $3.03, the same as in 2007.  Adjusted earnings per share decreased slightly to $3.13 in 2008 from $3.14 in 2007.  Those amounts are adjusted for charges related to strategic cost reductions in both years, related incremental implementation costs and the gain on a litigation settlement in 2007, as well as an extraordinary loss recorded in the second quarter of 2008.
Outlook
Commenting on the outlook, Falk said, “The unprecedented volatility in global commodity, currency and financial markets has resulted in a high level of uncertainty in the current business environment.  Although this makes it more challenging to predict our results in the near-term, we will continue to do the right things for the long-term health of our business and effectively manage those things we can control.  In short, we will continue to focus on executing our Global Business Plan strategies.
“Based on plans in place, we are targeting continued solid organic sales growth over the balance of the year, driven primarily by higher net selling prices and improved product mix.  Sales volume growth will likely be relatively weak due to our focus on revenue realization and areas of economic weakness.  Nonetheless, we still expect to maintain higher levels of investment in strategic marketing and customer development.  Given the significant changes in foreign currency exchange rates over the last month, we now anticipate currency will be a drag on fourth quarter sales comparisons instead of a benefit.
“Meanwhile, the price increases implemented during the third quarter, along with some benefit from recent commodity cost reductions, should help drive a sequential improvement in adjusted operating profit in the fourth quarter versus the third quarter, assuming consumer demand holds up and no further material changes in input costs and key foreign currencies.  I am encouraged that commodity costs have recently started to decline.  However, it could take up to six months before the lower costs are fully realized in our results, while offsetting currency effects are reflected almost immediately.  In fact, we estimate that the effects of recent changes in currency exchange rates, including currency translation and transaction losses at K-C de Mexico, will have an adverse impact on our fourth quarter results by more than 10 cents per share versus our previous plan.
“All in all, based on what we know today, we expect adjusted earnings per share in the fourth quarter will be in a range of $1.02 to $1.07, compared with $1.11 in 2007.  Given the anticipated fourth quarter

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performance, we expect adjusted earnings per share for the full year of 2008 will be in a range of $4.15 to $4.20 versus $4.25 in 2007.  This compares with our previous guidance for adjusted earnings per share of $4.20 to $4.30.”
Non-GAAP financial measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•  adjusted earnings and earnings per share
•  adjusted operating profit
•  adjusted effective tax rate
These non-GAAP financial measures exclude certain items that are included in the company’s earnings, earnings per share, operating profit and effective tax rate calculated in accordance with GAAP.  A detailed explanation of each of the adjustments to the comparable GAAP financial measures is given below.  In accordance with the requirements of SEC Regulation G, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures.  Management and the company’s Board of Directors use adjusted earnings, adjusted earnings per share and adjusted operating profit to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operating performance of the company’s business units and their managers.  Additionally, the Management Development and Compensation Committee of the company’s Board of Directors uses these non-GAAP financial measures when setting and assessing achievement of incentive compensation goals.  These goals are based, in part, on the company’s adjusted earnings per share and improvement in the company’s adjusted return on invested capital determined by excluding the charges or gains that are used in calculating these non-GAAP financial measures.
In addition, Kimberly-Clark management believes that investors’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s ongoing results of operations and for understanding the company’s effective tax rate.  Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next.  By providing the non-GAAP financial measures, together with the reconciliations, we believe we are enhancing investors’ understanding of our businesses and our results of operations, as well as assisting investors in evaluating how well the company is executing the material changes to our enterprise contemplated by the strategic cost reduction plan.  Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non-GAAP financial measures.  We believe that it is in the best interests

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of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.
We calculate adjusted earnings, adjusted earnings per share, adjusted operating profit and adjusted effective tax rate by excluding from the comparable GAAP measure (i) charges related to our strategic cost reduction plan for streamlining the company’s operations, (ii) certain incremental implementation costs relating to our strategic cost reduction plan, (iii) the gain on a litigation settlement, (iv) an after-tax extraordinary loss related to the restructuring of certain contractual arrangements, and (v) the net effect of the company’s investment in synthetic fuel partnerships on the company’s effective tax rate.  Each of these adjustments and the basis for such adjustments are described below:
•
Strategic cost reduction plan. In July 2005, the company authorized a strategic cost reduction plan aimed at streamlining manufacturing and administrative operations, primarily in North America and Europe.  The strategic cost reduction plan commenced in the third quarter of 2005 and is expected to be substantially completed by December 31, 2008.  At the time we announced the plan, we advised investors that we would report our earnings, earnings per share and operating profit excluding the strategic cost reduction plan charges so that investors could compare our operating results without the plan charges from period to period and could assess our progress in implementing the plan.  Management does not consider these charges to be part of our earnings from ongoing operations for purposes of evaluating the performance of its business units and their managers and excludes these charges when making decisions to allocate resources among its business units.

•
Implementation costs. In connection with our strategic cost reduction plan, the company has incurred incremental implementation costs related to the transfer of certain administrative processes to third-party providers.  These costs were incurred primarily in the first six months of 2007.  Management excludes these implementation costs from our earnings from ongoing operations for purposes of evaluating the performance of our business units and their managers and excludes these costs when making decisions to allocate resources among its business units.

•
Litigation settlement. In the third quarter of 2007, the company received proceeds from settlement of litigation related to prior years’ operations in Latin America.  Management does not consider this gain to be part of our earnings from ongoing operations for purposes of evaluating the performance of its business units and their managers and excludes the gain when making decisions to allocate resources among its business units.

•
Extraordinary loss.  In June 2008, the company restructured contractual arrangements of two financing entities, which resulted in the consolidation of these two entities.  As a result of the consolidation, notes receivable and loan obligations held by these entities with aggregate fair values of $600 million and $612 million, respectively, were included in long-term notes receivable

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and long-term debt on the company’s consolidated balance sheet.  Because the fair value of the loans exceeded the fair value of the notes receivable, the company recorded an after-tax extraordinary loss of approximately $8 million on its income statement for the period ended June 30, 2008, as required by FIN 46R.  Management does not consider this loss to be part of our earnings from ongoing operations for purposes of evaluating the performance of its business units and their managers and excludes this loss when making decisions to allocate resources among its business units.
•
Adjusted effective tax rate. In the analysis of its effective tax rate, the company excludes the effects of charges for the strategic cost reduction plan, related implementation costs and the litigation settlement, as well as net effects from the company’s investment in synthetic fuel partnerships.  We believe that adjusting for these items provides improved insight into the tax effects of our ongoing business operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and they may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as supplements to the GAAP measures and by providing the reconciliations of the non-GAAP and comparable GAAP financial measures.  The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.
Conference call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today.  The conference call will be simultaneously broadcast over the World Wide Web.  Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company’s Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries.  Every day, 1.3 billion people – nearly a quarter of the world’s population – trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being.  With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries.  To keep up with the latest K-C news and to learn more about the company’s 136-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports

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on Form 8-K, are made available free of charge on the company’s Web site on the same day they are filed with the SEC.  To view these filings, visit the Investors section of the company’s Web site.
Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings, changes in finished product selling prices, anticipated costs and benefits related to the strategic cost reduction plan, anticipated financial and operating results, strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company.  There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated.  For a description of certain factors that could cause the company’s future results to differ materially from those expressed in any such forward-looking statements, see Item 1A of the company’s Annual Report on Form 10-K for the year ended December 31, 2007 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except per share amounts)

	Three Months
	Ended September 30
	2008	2007	Change

Net Sales	$4,998.2	$4,620.6	+ 8.2%
Cost of products sold	3,535.0	3,177.1	+ 11.3%

Gross Profit	1,463.2	1,443.5	+ 1.4%
Marketing, research and general expenses	849.0	783.7	+ 8.3%
Other (income) and expense, net	4.7	(22.9)	N.M.

Operating Profit	609.5	682.7	- 10.7%
Nonoperating expense	-	(6.5)	N.M.
Interest income	14.9	9.3	+ 60.2%
Interest expense	(75.5)	(78.6)	- 3.9%

Income Before Income Taxes and Equity Interests	548.9	606.9	- 9.6%
Provision for income taxes	(154.5)	(167.5)	- 7.8%
Income Before Equity Interests	394.4	439.4	- 10.2%
Share of net income of equity companies	52.7	39.1	+ 34.8%
Minority owners’ share of subsidiaries’ net income	(34.0)	(25.4)	+ 33.9%

Net Income	$413.1	$453.1	- 8.8%

Net Income Per Share Basis - Diluted	$.99	$1.04	- 4.8%

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

Notes:

1. Charges for the Strategic Cost Reductions are included in the Consolidated Income Statement as follows:

	Three Months
	Ended September 30
	2008	2007
Cost of products sold	$11.0	$18.9

Marketing, research and general expenses	5.0	7.8

Other (income) and expense, net	.1	(3.9)

Provision for income taxes	(4.7)	(2.5)

Strategic cost reductions after taxes	11.4	20.3

Minority interest	(.1)	-

Net Charges	$11.3	$20.3

In addition, charges of $2.0 million ($1.3 million after tax) in 2007 for the related implementation costs are included in marketing, research and general expenses.

2. Other (income) and expense, net for 2007 includes a pre-tax gain of $16.4 million ($9.9 million after tax) for a litigation settlement.

Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except per share amounts)

	Nine Months
	Ended September 30
	2008	2007	Change

Net Sales	$14,817.1	$13,507.9	+ 9.7%
Cost of products sold	10,413.7	9,266.1	+ 12.4%

Gross Profit	4,403.4	4,241.8	+ 3.8%
Marketing, research and general expenses	2,474.7	2,313.9	+ 6.9%
Other (income) and expense, net	5.0	(19.6)	N.M.

Operating Profit	1,923.7	1,947.5	- 1.2%
Nonoperating expense	-	(81.6)	N.M.
Interest income	30.6	23.3	+ 31.3%
Interest expense	(223.0)	(181.4)	+ 22.9%

Income Before Income Taxes, Equity Interests and Extraordinary Loss	1,731.3	1,707.8	+ 1.4%
Provision for income taxes	(493.7)	(391.1)	+ 26.2%
Income Before Equity Interests and Extraordinary Loss	1,237.6	1,316.7	- 6.0%
Share of net income of equity companies	144.5	126.9	+ 13.9%
Minority owners’ share of subsidiaries’ net income	(103.7)	(76.7)	+ 35.2%
Extraordinary loss, net of income taxes	(7.7)	-	N.M.

Net Income	$1,270.7	$1,366.9	- 7.0%

Net Income Per Share Basis - Diluted

Before extraordinary loss	$3.05	$3.03	+ 0.7%

Net Income	$3.03	$3.03	-

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except per share amounts)

Notes:

1. Charges for the Strategic Cost Reductions are included in the Consolidated Income Statement as follows:

	Nine Months
	Ended September 30
	2008	2007
Cost of products sold	$31.5	$71.4

Marketing, research and general expenses	21.2	23.0

Other (income) and expense, net	1.7	(13.2)

Provision for income taxes	(17.9)	(36.0)

Strategic cost reductions after taxes	36.5	45.2

Minority interest	(.1)	(.1)

Net Charges	$36.4	$45.1

In addition, charges of $25.2 million ($16.1 million after tax) in 2007 for the related implementation costs are included in marketing, research and general expenses.

2. Other (income) and expense, net for 2007 includes a pre-tax gain of $16.4 million ($9.9 million after tax) for a litigation settlement.

3.  Other Information:

	Nine Months
	Ended September 30
	2008	2007
Cash Dividends Declared Per Share	$1.74	$1.59

	September 30
Common Shares (Millions)	2008	2007

Outstanding, as of	414.7	423.7

Average Diluted for:
Three Months Ended	416.8	436.0
Nine Months Ended	419.7	451.7

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
 (Millions of dollars)
Supplemental Financial Information:

Preliminary Balance Sheet Data:
	September 30	December 31
	2008	2007

Cash and cash equivalents	$524.1	$472.7

Accounts receivable, net	2,478.1	2,560.6

Inventories	2,569.8	2,443.8

Total current assets	6,042.8	6,096.6

Total assets	18,701.2	18,439.7

Accounts payable	1,742.6	1,768.3

Debt payable within one year	1,870.9	1,097.9

Total current liabilities	5,655.5	4,928.6

Long-term debt	4,369.5	4,393.9

Redeemable preferred securities of subsidiary	1,011.0	1,004.6

Stockholders’ equity	4,995.0	5,223.7

	Nine Months
	Ended September 30
Preliminary Cash Flow Data:	2008	2007

Cash provided by operations	$1,837.8	$1,743.6

Cash used for investing	$(635.5)	$(716.4)

Cash used for financing	$(1,122.4)	$(854.7)

Depreciation and amortization	$595.5	$626.4

Capital spending	$652.4	$776.8

Cash dividends paid	$709.4	$707.7

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30

Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into four reportable global business segments:  Personal Care; Consumer Tissue; K-C Professional & Other; and Health Care. The reportable segments were determined in accordance with how the Corporation’s executive managers develop and execute the Corporation’s global strategies to drive growth and profitability of the Corporation’s worldwide Personal Care, Consumer Tissue, K-C Professional & Other, and Health Care operations. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other income and (expense), net; income and expense not associated with the business segments; and the costs of corporate decisions related to the Strategic Cost Reductions.  Corporate & Other includes the costs related to the Strategic Cost Reductions.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; baby wipes; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels, napkins and related products for household use. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

The K-C Professional & Other segment manufactures and markets facial and bathroom tissue, paper towels, napkins, wipers and a range of safety products for the away-from-home marketplace. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, WypAll, Kimtech, Kleenguard and Kimcare brand names.

The Health Care segment manufactures and markets disposable health care products such as surgical gowns, drapes, infection control products, sterilization wrap, face masks, exam gloves, respiratory products and other disposable medical products.  Products in this segment are sold under the Kimberly-Clark, Ballard and other brand names.

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

	Three Months			Nine Months
	Ended September 30			Ended September 30
	2008	2007	Change	2008	2007	Change
NET SALES:

Personal Care	$2,146.4	$1,920.8	+ 11.7%	$6,357.5	$5,599.9	+ 13.5%
Consumer Tissue	1,711.4	1,629.8	+ 5.0%	5,108.0	4,791.5	+ 6.6%
K-C Professional & Other	842.8	780.5	+ 8.0%	2,443.6	2,240.9	+ 9.0%
Health Care	302.8	292.1	+ 3.7%	907.0	891.5	+ 1.7%

Corporate & Other	16.7	10.5	N.M.	61.5	27.5	N.M.

Intersegment Sales	(21.9)	(13.1)	N.M.	(60.5)	(43.4)	N.M.

Consolidated	$4,998.2	$4,620.6	+ 8.2%	$14,817.1	$13,507.9	+ 9.7%

OPERATING PROFIT:

Personal Care	$404.4	$396.3	+ 2.0%	$1,269.0	$1,136.7	+ 11.6%
Consumer Tissue	132.9	166.1	- 20.0%	418.8	542.1	- 22.7%
K-C Professional & Other	119.5	125.1	- 4.5%	327.1	353.7	- 7.5%
Health Care	21.9	43.4	- 49.5%	97.9	151.0	- 35.2%

Corporate & Other	(64.5)	(71.1)	- 9.3%	(184.1)	(255.6)	- 28.0%

Other income and (expense), net	(4.7)	22.9	N.M.	(5.0)	19.6	N.M.

Consolidated	$609.5	$682.7	- 10.7%	$1,923.7	$1,947.5	- 1.2%

Note:   Corporate & Other and Other income and (expense), net, include the following amounts of pre-tax charges for the Strategic Cost Reductions.  In 2007, Corporate & Other also includes the related implementation costs.

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2008	2007	2008	2007
Corporate & Other	$(16.0)	$(28.7)	$(52.7)	$(119.6)

Other income and (expense), net	(.1)	3.9	(1.7)	13.2

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED SEPTEMBER 30

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended September 30, 2008
			Net	Mix/
	Total	Volume	Price	Other(1)	Currency

Consolidated	8.2	(1)	4	2	3

Personal Care	11.7	4	4	1	3

Consumer Tissue	5.0	(7)	7	2	3

K-C Professional & Other	8.0	(1)	4	2	3

Health Care	3.7	5	(2)	-	1

	Nine Months Ended September 30, 2008
			Net	Mix/
	Total	Volume	Price	Other(1)	Currency

Consolidated	9.7	2	3	1	4

Personal Care	13.5	7	2	1	4

Consumer Tissue	6.6	(3)	5	1	4

K-C Professional & Other	9.0	1	3	1	4

Health Care	1.7	3	(2)	(1)	2

(1) Mix/Other includes rounding.

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except per share amounts)

NON-GAAP RECONCILIATION SCHEDULES

The tables on the following pages present the reconciliation of non-GAAP financial measures to GAAP financial measures.

EARNINGS SUMMARY:
	Three Months Ended September 30
	2008		2007
		Diluted		Diluted
	Income	Earnings	Income	Earnings
	(Expense)	Per Share	(Expense)	Per Share

Adjusted Earnings	$424.4	$1.02	$464.8	$1.07

Adjustments for:

Strategic Cost Reduction charges	(11.3)	(.03)	(20.3)	(.05)

Implementation costs	-	-	(1.3)	-

Litigation settlement	-	-	9.9	.02

Net Income	$413.1	$.99	$453.1	$1.04

	Nine Months Ended September 30
	2008		2007
		Diluted		Diluted
	Income	Earnings	Income	Earnings
	(Expense)	Per Share	(Expense)	Per Share

Adjusted Earnings	$1,314.8	$3.13	$1,418.2	$3.14

Adjustments for:

Strategic Cost Reduction charges	(36.4)	(.09)	(45.1)	(.10)

Implementation costs	-	-	(16.1)	(.04)

Litigation settlement	-	-	9.9	.02

Extraordinary loss	(7.7)	(.02)	-	-

Rounding	-	.01	-	.01

Net Income	$1,270.7	$3.03	$1,366.9	$3.03

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

OPERATING PROFIT SUMMARY:

	Three Months
	Ended September 30
	2008	2007

Adjusted Operating Profit	$625.6	$691.1

Adjustments for:

Strategic Cost Reduction charges	(16.1)	(22.8)

Implementation costs	-	(2.0)

Litigation settlement	-	16.4

Operating Profit	$609.5	$682.7

	Nine Months
	Ended September 30
	2008	2007

Adjusted Operating Profit	$1,978.1	$2,037.5

Adjustments for:

Strategic Cost Reduction charges	(54.4)	(81.2)

Implementation costs	-	(25.2)

Litigation settlement	-	16.4

Operating Profit	$1,923.7	$1,947.5

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

Effective Income Tax Rate Reconciliation – Adjustments(1) and Synthetic Fuel Partnership Activities:

	Three Months Ended
	September 30, 2008

	As Reported	Excluding Adjustments(1)

Income Before Income Taxes	$548.9	$565.0

Provision for Income Taxes	154.5	159.2

Effective Income Tax Rate	28.1%

Adjusted Effective Income Tax Rate		28.2%

	Three Months Ended September 30, 2007
			Synthetic Fuels
	As Reported	Excluding Adjustments(1)	Effect of Activities	Excluding Activities

Income Before Income Taxes	$606.9	$615.3	$(6.5)	$621.8

Provision for Income Taxes	167.5	164.1	(7.7)	171.8

Net Synthetic Fuel Benefit			$1.2

Effective Income Tax Rate	27.6%

Adjusted Effective Income Tax Rate		26.7%		27.6%

(1)    Charges for Strategic Cost Reductions in 2008 and Strategic Cost Reductions and related implementation costs and a litigation settlement in 2007.

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

Effective Income Tax Rate Reconciliation – Adjustments(1) and Synthetic Fuel Partnership Activities:

	Nine Months Ended
	September 30, 2008

	As Reported	Excluding Adjustments(1)

Income Before Income Taxes	$1,731.3	$1,785.7

Provision for Income Taxes	493.7	511.6

Effective Income Tax Rate	28.5%

Adjusted Effective Income Tax Rate		28.6%

	Nine Months Ended September 30, 2007
			Synthetic Fuels
	As Reported	Excluding Adjustments(1)	Effect of Activities	Excluding Activities

Income Before Income Taxes	$1,707.8	$1,797.8	$(81.6)	$1,879.4

Provision for Income Taxes	391.1	429.7	(101.9)	531.6

Net Synthetic Fuel Benefit			$20.3

Effective Income Tax Rate	22.9%

Adjusted Effective Income Tax Rate		23.9%		28.3%

(1)     Charges for Strategic Cost Reductions in 2008 and Strategic Cost Reductions and related implementation costs and a litigation settlement in 2007.

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30

OUTLOOK FOR 2008

Estimated Full-Year 2008 Diluted Earnings Per Share:

Adjusted Earnings Per Share	$4.15	-	$4.20

Adjustments for:

Strategic Cost Reductions	(.11)	-	(.09)

Extraordinary loss	(.02)	-	(.02)

Earnings Per Share - Diluted	$4.02	-	$4.09

Estimated Fourth Quarter 2008 Diluted Earnings Per Share:

Adjusted Earnings Per Share	$1.02	-	$1.07

Adjustments for:

Strategic Cost Reductions	(.02)	-	-

Earnings Per Share - Diluted	$1.00	-	$1.07

Investor Relations contacts:	Mike Masseth, 972-281-1478, mmasseth@kcc.com
Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact:	Dave Dickson, 972-281-1481, ddickson@kcc.com

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